SUPPLEMENT

(To Prospectus Supplement dated July 13, 2005 to Prospectus dated December 20, 2004)

$1,355,548,000

(Approximate)

Bear Stearns ARM Trust 2005-5

Issuer

Wells Fargo Bank, National Association

Master Servicer

Structured Asset Mortgage Investments II Inc.

Depositor

Bear Stearns ARM Trust, Mortgage-Backed Notes, Series 2005-5

The second paragraph under the caption RISK FACTORS-Taxation of the Trust on pages S-14 and S-15 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

In the event that 100% of the offered notes, Class X Notes, subordinate notes, and owner trust certificates (other than any offered notes, Class X Notes or subordinate notes that are characterized as indebtedness for federal income tax purposes) are no longer owned by a REIT, directly or indirectly through one or more qualified REIT subsidiaries of such REIT or one or more entities disregarded as entities separate from such REIT or its qualified REIT subsidiaries, the trust would become subject to federal income taxation as a corporation and would not be permitted to file a consolidated federal income tax return with any other corporation. Pursuant to the indenture and the trust agreement, no transfer of the offered notes, Class X Notes, subordinate notes or owner trust certificates (other than, in general, (a) offered notes with respect to which (i) a certificate substantially in the form set forth in the Indenture has been furnished to the Securities Administrator or (ii) a “will be debt” opinion has been rendered by nationally recognized tax counsel and furnished to the Securities Administrator or (b) any Class X Notes or subordinate notes with respect to which a “will be debt” opinion has been rendered by nationally recognized tax counsel and furnished to the Securities Administrator, in each case as set forth in the Indenture) will be permitted, except that 100% of such offered notes, Class X Notes, subordinate notes, and owner trust certificates may be transferred to another entity that qualifies for federal income tax purposes as a REIT, directly or by transfer to or one or more qualified REIT subsidiaries of such REIT or one or more entities disregarded as entities separate from such REIT or such qualified REIT subsidiaries, and except that such offered notes, Class X Notes, subordinate notes, and owner trust certificates may be pledged to secure indebtedness and may be the subject of repurchase agreements treated as secured indebtedness for federal income tax purposes, and such offered notes, Class X Notes, subordinate notes, or owner trust certificates may be transferred under any such related loan agreement or repurchase agreement upon a default under any such indebtedness.

The last sentence under the caption “INDENTURE—The Issuer” on page S-51 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

Notwithstanding the foregoing, the Issuer, at the direction of the majority holder of the Owner Trust Certificate, may amend its permitted activities, by (i) an appropriate amendment to the applicable Agreement, (ii) any opinion of counsel reasonably requested by the underwriter, the rating agencies, the Indenture Trustee and the Securities Administrator, (iii) in the case of S&P, written confirmation that such amendment will not result in the rating of any Note to be downgraded, withdrawn or suspended, and in the case of Moody’s, written notice of such amendment to Moody’s.

The third paragraph under the caption “THE SERVICING AGREEMENT—Special Foreclosure Rights” on page S-58 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

Notwithstanding anything in this prospectus supplement to the contrary, the majority holder of the Owner Trust Certificates shall not be entitled to any of its rights described in this prospectus supplement with respect to a mortgage loan following its failure to purchase such mortgage loan and the related mortgaged property (at the highest of the three Fair Value Prices respectively determined by such appraisal firms as set forth above) during the time frame set forth in the Wells Fargo Servicing Agreement following its objection to the Servicer action.

Clause D under the caption “DESCRIPTION OF THE NOTES — Distributions on the Notes” on pages S-32 and S-33 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

(D)         On each Payment Date prior to the Cross-Over Date but after the reduction of the Note Principal Balance of the Senior Notes in a note group to zero, the remaining class of Senior Notes will be entitled to receive in reduction of its Note Principal Balance, in addition to any Principal Prepayments related to such remaining Senior Notes’ respective Loan Group allocated to such Senior Notes, 100% of the Principal Prepayments on any mortgage loan in the Loan Group relating to the class of Senior Notes of the fully repaid note group; provided, however, that if (A) the weighted average of the Subordinate Percentages on such Payment Date equals or exceeds two times the initial weighted average of the Subordinate Percentages and (B) the aggregate Scheduled Principal Balance of the mortgage loans delinquent 60 days or more (including for this purpose any such mortgage loans in foreclosure and bankruptcy and mortgage loans with respect to which the related mortgaged property has been acquired by the trust), averaged over the last six months, as a percentage of the aggregate Note Principal Balance of the Subordinate Notes does not exceed 50%, then the additional allocation of Principal Prepayments to the Group I and Group II Senior Notes in accordance with this clause (D) will not be made and 100% of the Principal Prepayments on any mortgage loan in the Loan Group relating to the fully repaid class of Senior Notes will be allocated to the Subordinate Notes.

The last paragraph on page S-67 of the prospectus supplement under the caption FEDERAL INCOME TAX CONSEQUENCES shall be deleted in its entirety and replaced with the following:

In the event that 100% of the Offered Notes, Class X Notes, Subordinate Notes, and Owner Trust Certificates (other than any Offered Notes, Class X Notes or Subordinate Notes that are characterized as indebtedness for federal income tax purposes) are no longer owned by a REIT, directly or indirectly through one or more qualified REIT subsidiaries of such REIT or one or more entities disregarded as entities separate from such REIT or its qualified REIT subsidiaries, the Trust would become subject to federal income taxation as a corporation and would not be permitted to file a consolidated federal income tax return with any other corporation. Pursuant to the Indenture and the Trust Agreement, no transfer of the Offered Notes, Class X Notes, Subordinate Notes or Owner Trust Certificates (other than, in general, (a) Offered Notes with respect to which (i) a certificate substantially in the form set forth in the Indenture has been furnished to the Securities Administrator or (ii) a “will be debt” opinion has been rendered by nationally recognized tax counsel and furnished to the Securities Administrator or (b) any Class X Notes or subordinate notes with respect to which a “will be debt” opinion has been rendered by nationally recognized tax counsel and furnished to the Securities Administrator, in each case as set forth in the Indenture) will be permitted, except that 100% of such Offered Notes, Class X Notes, Subordinate Notes, and Owner Trust Certificates may be transferred to another entity that qualifies for federal income tax purposes as a REIT, directly or by transfer to or one or more qualified REIT subsidiaries of such REIT or one or more entities disregarded as entities separate from such REIT or such qualified REIT subsidiaries, and except that such Offered Notes, Class X Notes, Subordinate Notes, and Owner Trust Certificates may be pledged to secure indebtedness and may be the subject of repurchase agreements treated as secured indebtedness for federal income tax purposes, and such Offered Notes, Class X Notes, Subordinate Notes, or Owner Trust Certificates may be transferred under any such related loan agreement or repurchase agreement upon a default under any such indebtedness.

Bear, Stearns & Co. Inc.

The date of this supplement is September 12, 2005